MOORE & ASSOCIATES, CHARTERED
ACCOUNTANTS AND ADVISORS
PCAOB REGISTERED

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the registration statement on Form SB-2/A, Amendment No. 3 of Fresca Worldwide Trading Corp., of our report dated January 11, 2008 on our audit of the financial statements of Fresca Worldwide Trading Corp. as of December 31, 2006 and 2005, and the related statements of operations, stockholders’ equity and cash flows for the years then ended December 31, 2006 and 2005, and the reference to us under the caption “Experts.”

/s/ Moore & Associates, Chartered
Moore & Associates Chartered
Las Vegas, Nevada
January 31, 2008

2675 S. Jones Blvd. Suite 109, Las Vegas, NV 89146 (702)253-7499 Fax (702)253-7501